Exhibit 99.1
Watson Receives FTC Clearance for Arrow Acquisition
MORRISTOWN, N.J., Dec. 2 /PRNewswire-FirstCall/ — Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that the Federal Trade Commission (FTC) has accepted a proposed consent order for public comment relating to Watson’s pending acquisition of privately held Arrow Group and has granted early termination of the Hart Scott Rodino waiting period, thereby permitting the parties to close the transaction. The parties have now obtained all regulatory approvals required to close the transaction. Accordingly, the parties expect to consummate the acquisition of Arrow by Watson today.
Under the terms of a consent order with the FTC, Watson and Arrow have agreed to the following conditions to complete the transaction:
•	Watson will sell to Impax Laboratories, Inc. its Abbreviated New Drug Application (ANDA) for Cabergoline, the generic equivalent to Dostinex®.

•	Cobalt Pharmaceuticals, Inc. will sell to Impax Laboratories, Inc. its pending ANDA for Dronabinol, a generic equivalent to Marinol®.

•	Resolution Chemicals Ltd. (Resolution), the subsidiary of the Arrow Group that manufactures Dronabinol active pharmaceutical ingredient, and that will supply finished Dronabinol product to Impax Laboratories upon approval, will be sold to existing management of Resolution Holdings and divested from the Arrow Group immediately prior to the closing. Resolution has entered into an agreement with Impax Laboratories to supply finished Dronabinol product.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development, manufacturing, marketing and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.
Forward-Looking Statement
Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, successful integration of strategic transactions including the acquisition of the Arrow Group; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the acquisition of the Arrow Group; the uncertainty associated with the successful consummation of external business development transactions, including the acquisition of the Arrow Group; the impact of competitive products and pricing; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the difficulty of predicting the timing or outcome of FDA or other regulatory agency approvals or actions, if any; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.
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CONTACT: investors, Patty Eisenhaur, +1-973-355-8141, or media, Charlie Mayr, +1-973-355-8483, both of Watson Pharmaceuticals, Inc.